Exhibit 99.1

PRIMERICA REPORTS SECOND QUARTER 2020 RESULTS

Issued Term Life policies grow 20%

Term Life net premiums grow 10%; adjusted direct premiums grow 11%

Life-Licensed Sales Force of 134,157 aided by temporary COVID-19 state licensing measures

Investment and Savings Products client asset values recover from the first quarter market disruption, ending the quarter at $68 billion

Investment and Savings Products sales decline 13%; in line with Company expectations

Net earnings per diluted share (EPS) of $2.51, up 10%; return on stockholders’ equity (ROE) of 25.6%

Diluted adjusted operating EPS of $2.44, up 10%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 25.6%

Declared dividend of $0.40 per share, payable on September 14, 2020

Duluth, GA, August 5, 2020 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended June 30, 2020. Total revenues of $525.8 million increased 4% compared to the second quarter of 2019.  Net income of $101.5 million increased 4%, while earnings per diluted share of $2.51 increased 10% compared to the same quarter last year.  ROE remained robust at 25.6%.

Compared to the second quarter of 2019, adjusted operating revenues of $521.8 million increased 4%, adjusted operating net income of $98.5 million increased 4% and diluted adjusted operating earnings per share of $2.44 increased 10%. ROAE increased to 25.6% during the quarter from 25.1% during the second quarter of 2019.

Second quarter results were positively impacted by strong public sentiment toward owning life insurance, which increased demand for new term life insurance policies and drove higher retention of existing policies.  Term Life financial results were strong despite elevated COVID-19 claims.  Investment and Savings Product (ISP) average client assets values recovered during the quarter, however market uncertainty negatively impacted ISP sales.  The Company continued to invest in projects that enhance business opportunities such as digital technologies and the rollout of the mortgage distribution program.  Savings from COVID-19 related business travel restrictions and event cancellations generally offset these costs with operating expenses remaining flat year-over-year.  During the quarter, the Company repurchased $86.5 million of common stock and is on track to achieve its $250 million repurchase target for the year.

“Our second quarter performance reflects the complementary nature of our two product lines. Term Life sales grew, aided by clients’ increased priority on preserving the financial security of their families, as momentum slowed in ISP sales due to uncertainty in the markets,” said Glenn Williams, Chief Executive Officer.  “Our sales force’s resilience and our ability to adapt to the challenges posed by the crisis positioned us well to quickly respond to clients’ needs.”

Second Quarter Distribution & Segment Results

Distribution Results
	Q2 2020	Q2 2019	% Change
Life-Licensed Sales Force (1)	134,157	129,550	4%
Recruits	133,123	86,173	54%
New Life-Licensed Representatives	12,250	10,919	12%
Life Insurance Policies Issued	94,044	78,664	20%
Life Productivity (2)	0.24	0.20	*
ISP Product Sales ($ billions)	$1.69	$1.94	(13)%
Average Client Asset Values ($ billions)	$64.64	$64.43	*

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month

*     Not calculated or less than 1%

Segment Results
	Q2 2020	Q2 2019	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$328,233	$296,868	11%
Investment and Savings Products	164,181	173,086	(5)%
Corporate and Other Distributed Products (1)	29,400	31,434	(6)%
Total adjusted operating revenues (1)	$521,814	$501,388	4%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$94,904	$83,997	13%
Investment and Savings Products	46,860	47,343	(1)%
Corporate and Other Distributed Products (1)	(11,703)	(7,394)	58%
Total adjusted operating income before income taxes (1)	$130,061	$123,946	5%

(1)	See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

Recruiting and field training incentives introduced at the onset of the COVID-19 pandemic were extended through the second quarter, which led to a total of 133,123 new recruits during the period.  New life-licensed representatives increased 12% year-over-year to 12,250 and included a number of individuals with temporary licenses.  These temporary licenses were concentrated in several states that started issuing such licenses in response to testing disruptions from COVID-19.  At quarter end, a total of 3,400 representatives with temporary licenses were included in the size of the sales force.  Many states have also extended licensing renewal dates due to COVID-19.  There were about 4,400 of these extended licenses included in the 134,157 independent life-licensed representatives at quarter-end.  The number of COVID-19 temporary licenses that become permanent and the number of extended licenses that renew will emerge over the next few quarters.

Term Life Insurance

Life insurance policies issued during the second quarter increased 20% year-over-year, reflecting the heightened awareness of the value of protection products that has emerged with the COVID-19 pandemic.  The sales force quickly adapted to using virtual communication tools which, combined with our extensive point-of-sale technologies and existing products, allowed our life-licensed representatives to readily meet clients’ needs.  Productivity for the quarter was 0.24 policies per life insurance licensed representative, up from 0.20 policies per life insurance licensed representative in the prior year’s second quarter.

Revenues of $328.2 million increased 11% compared to the second quarter of 2019 and pre-tax income of $94.9 million increased 13% year-over-year.  Strong sales and persistency drove an 11% increase in adjusted direct premiums.  Extremely favorable persistency during the quarter led to a decline in DAC amortization year-over-year, partially offset by higher benefit reserve increases.  Benefits and claims also included approximately $10 million in COVID-19 related claims in the quarter.

Investment and Savings Products

Market volatility and economic uncertainty impacted clients’ willingness to make investment decisions during the quarter.  As we expected, total product sales declined 13% year-over-year to $1.7 billion, while net client inflows were a robust $613 million, twice the level recorded in the prior year period due to a significant reduction in client redemptions.  Average client asset values at $64.6 billion were flat year-over-year and down 3% compared to the first quarter of 2020.  Markets recovered as the quarter progressed and quarter-ending client asset values were $68.2 billion, up 4% year-over-year.

Revenues of $164.2 million during the quarter declined 5% compared to the same quarter in 2019 and pre-tax income of $46.9 million decreased 1%.  Sales-based revenues declined 12% in line with the decrease in revenue-generating product sales and asset-based revenues declined 1% due to average client asset values remaining flat year-over-year.  Sales and asset-based commission expenses declined in correlation with associated revenues.  Canadian segregated fund DAC amortization was favorable $2 million during the quarter due to market recoveries, which effectively reversed the accelerated amortization recognized in the first quarter of 2020.

Net Investment Income

Consolidated net investment income during the quarter decreased approximately $2.2 million versus the prior year period due to lower investment yields, partially offset by an increase in the size of the invested asset portfolio.  On a segment basis, net investment income allocated to the Term Life segment continues to increase as the block of business grows, which reduces net investment income recognized in the Corporate and Other Distributed Products segment.  The invested asset portfolio had a fair market value of $2.4 billion at the end of the second quarter, reflecting a net unrealized gain of $120 million.

Taxes

The second quarter effective income tax rate was 24.3% versus 23.5% in the prior year period, in part due to a lower tax benefit being recognized on vested equity awards.

Capital

During the second quarter, the Company repurchased 848,450 shares of common stock for $86.5 million, bringing the total through June 30 to $176.6 million.  The Company expects to repurchase $250 million of its common stock during 2020.  The Board of Directors has approved a dividend of $0.40 per share, payable on September 14, 2020, to stockholders of record on August 21, 2020.

Primerica has a strong balance sheet and continues to be well-capitalized to meet future needs.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be about 400% and holding company liquidity was $256 million as of June 30, 2020.  The RBC ratio declined during the quarter due to the growth in the business and higher commissions and acquisition expenses related to that growth.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures.  Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business. Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of realized investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude realized investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Thursday, August 6, 2020 at 10:00 am EST, to discuss the quarter’s results.  To access the webcast, go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.  A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.  This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, major public health pandemics, epidemics or outbreaks, specifically the novel COVID-19 pandemic; our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of  sales representatives; new laws or regulations that could apply to  our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event; changes in federal,  state and provincial legislation or regulation that affects our insurance,  investment product, and mortgage businesses; our failure to meet regulatory capital ratios  or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business or a significant change in the competitive environment in which we operate; fluctuations in the performance of client assets under management; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of, or legal challenges to, the support tools we provide to the sales force; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; economic down cycles that impact our business, financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; the loss of key personnel or sales force leaders; and fluctuations in the market price of our common stock or  Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5 million lives and had approximately 2.5 million client investment accounts at December 31, 2019. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in North America in 2019. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: investorrelations@primerica.com

Media Contact:

Keith Hancock

470-564-6328

Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30, 2020	December 31, 2019
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,357,154	$2,356,996
Fixed-maturity security held-to-maturity, at amortized cost	1,278,580	1,184,370
Equity securities, at fair value	33,689	40,684
Trading securities, at fair value	22,399	43,233
Policy loans	31,471	32,927
Total investments	3,723,293	3,658,210
Cash and cash equivalents	360,351	256,876
Accrued investment income	16,940	17,361
Reinsurance recoverables	4,217,129	4,169,823
Deferred policy acquisition costs, net	2,434,462	2,325,750
Agent balances, due premiums and other receivables	270,421	227,100
Intangible assets, net	45,275	45,275
Income taxes	69,408	70,492
Operating lease right-of-use assets	48,487	47,265
Other assets	401,129	384,634
Separate account assets	2,377,654	2,485,745
Total assets	$13,964,549	$13,688,531

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,567,169	$6,446,569
Unearned and advance premiums	18,619	15,470
Policy claims and other benefits payable	412,446	339,954
Other policyholders' funds	424,018	388,663
Notes payable	374,226	374,037
Surplus note	1,277,970	1,183,728
Income taxes	265,369	209,221
Operating lease liabilities	54,680	53,487
Other liabilities	519,745	510,443
Payable under securities lending	29,973	28,723
Separate account liabilities	2,377,654	2,485,745
Total liabilities	12,321,869	12,036,040

Stockholders' equity:
Common stock	397	412
Paid-in capital	-	-
Retained earnings	1,569,689	1,593,281
Accumulated other comprehensive income (loss), net of income tax	72,594	58,798
Total stockholders' equity	1,642,680	1,652,491
Total liabilities and stockholders' equity	$13,964,549	$13,688,531

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,
	2020	2019
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$717,088	$687,262
Ceded premiums	(402,549)	(400,588)
Net premiums	314,539	286,674
Commissions and fees	171,788	178,468
Net investment income	22,710	24,868
Realized investment gains (losses)	1,742	1,067
Other, net	15,036	13,825
Total revenues	525,815	504,902

Benefits and expenses:
Benefits and claims	139,646	115,068
Amortization of deferred policy acquisition costs	53,177	58,762
Sales commissions	85,492	90,099
Insurance expenses	43,753	44,570
Insurance commissions	6,333	5,829
Interest expense	7,200	7,201
Other operating expenses	56,152	55,913
Total benefits and expenses	391,753	377,442
Income before income taxes	134,062	127,460
Income taxes	32,552	30,014
Net income	$101,510	$97,446

Earnings per share:
Basic earnings per share	$2.52	$2.28
Diluted earnings per share	$2.51	$2.28

Weighted-average shares used in computing earnings per share:
Basic	40,132	42,483
Diluted	40,246	42,619

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended June 30,
	2020	2019	% Change
Total revenues	$525,815	$504,902	4%
Less: Realized investment gains	1,742	1,067
Less: 10% deposit asset MTM included in NII	2,259	2,447
Adjusted operating revenues	$521,814	$501,388	4%

Income before income taxes	$134,062	$127,460	5%
Less: Realized investment gains	1,742	1,067
Less: 10% deposit asset MTM included in NII	2,259	2,447
Adjusted operating income before income taxes	$130,061	$123,946	5%

Net income	$101,510	$97,446	4%
Less: Realized investment gains	1,742	1,067
Less: 10% deposit asset MTM included in NII	2,259	2,447
Less: Tax impact of preceding items	(972)	(828)
Adjusted net operating income	$98,481	$94,760	4%

Diluted earnings per share (1)	$2.51	$2.28	10%
Less: Net after-tax impact of operating adjustments	0.07	0.07
Diluted adjusted operating earnings per share (1)	$2.44	$2.21	10%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2020	2019	% Change
Direct premiums	$711,188	$681,004	4%
Less: Premiums ceded to IPO coinsurers	257,529	272,596
Adjusted direct premiums	$453,659	$408,408	11%

Ceded premiums	$(400,919)	$(398,927)
Less: Premiums ceded to IPO coinsurers	(257,529)	(272,596)
Other ceded premiums	$(143,390)	$(126,331)

Net premiums	$310,269	$282,077	10%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2020	2019	% Change
Total revenues	$33,401	$34,948	(4)%
Less: Realized investment gains	1,742	1,067
Less: 10% deposit asset MTM included in NII	2,259	2,447
Adjusted operating revenues	$29,400	$31,434	(6)%

Loss before income taxes	$(7,702)	$(3,880)	99%
Less: Realized investment gains	1,742	1,067
Less: 10% deposit asset MTM included in NII	2,259	2,447
Adjusted operating loss before income taxes	$(11,703)	$(7,394)	58%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	June 30, 2020	December 31, 2019	% Change
Stockholders' equity	$1,642,680	$1,652,491	(1)%
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	93,726	64,563
Adjusted stockholders' equity	$1,548,954	$1,587,928	(2)%